Exhibit 3(b)
Polaris Industries Inc.
Bylaws As Amended and Restated on April 29, 2010
(Sections 1.13 and 2.14)
     Section 1.13 Proposals Regarding Business Other Than Director Nominations. Subdivision 1. The proposal of business (other than the nomination and election of Directors, which is subject to Section 2.14) to be considered by the shareholders at a regular meeting of shareholders may be made (i) pursuant to the Corporation’s notice of meeting, (ii) by or at the direction of the Board of Directors, or (iii) by any shareholder of the Corporation who complies with this Section 1.13.
     Subdivision 2. The business transacted at any special meeting of shareholders is limited to the purpose or purposes stated in the notice of the meeting given pursuant to Section 1.06. For business to be properly brought before a special meeting by a shareholder, the shareholder must, in addition to any other applicable requirements, comply with the requirements of Subdivision 4 through Subdivision 8 of this Section 1.13.
     Subdivision 3. For business to be properly brought before a regular meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder’s notice must be received by the Secretary not less than 90 days prior to the first anniversary of the preceding year’s regular meeting. If, however, the date of the regular meeting is more than 30 days before or 60 days after such anniversary date, notice by a shareholder is timely only if so received not less than 90 days before the regular meeting or, if later, within 10 days after the first public announcement of the date of the regular meeting. Except to the extent otherwise required by law, the adjournment of a regular meeting will not commence a new time period for the giving of a shareholder’s notice as required above.
     Subdivision 4. A shareholder’s notice to the Corporation must set forth as to each matter the shareholder proposes to bring before a regular or special meeting:
     A. a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting;
     B. any material interest in such business of the shareholder and of any Associated Person of such shareholder;
     C. the name and address of such shareholder, as they appear on the Corporation’s books and of any Associated Person of such shareholder;
     D. (1) the class or series (if any) and number of shares of the Corporation that are beneficially owned by such shareholder or any Associated Person of such shareholder, (2) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right is subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a “Derivative Instrument”) owned beneficially by such shareholder or any Associated Person of such shareholder, and any other opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (3) any proxy, contract, arrangement, understanding or relationship pursuant to which such shareholder or any Associated Person of such shareholder has a right to vote any shares of the Corporation, (4) any short interest of such shareholder or any Associated Person of such shareholder in any security of the Corporation (for purposes of these Bylaws, a person shall be deemed to have a “short interest” in a security if such person has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (5) any rights to dividends on the shares of the Corporation owned beneficially by such shareholder or any Associated Person of such shareholder that are separated or separable from the underlying shares of the Corporation, (6) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such shareholder or any Associated Person of such shareholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, and (7) any performance-related fees (other than an asset-based fee) that such shareholder or any Associated Person of such shareholder is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such shareholder’s or any Associated Person of such shareholder’s immediate family sharing the same household (which information called for by this Subdivision 4.D. shall be supplemented by such shareholder not later than 10 days after the record date for the meeting to update and disclose such information as of the record date);
     E. a representation that the shareholder is a holder of record of shares entitled to vote at the meeting, will continue to be a holder of record of shares entitled to vote at the meeting through the date of the meeting and intends to appear in person or by proxy at the meeting to make the proposal; and
     F. a representation that the shareholder will update and supplement the notice to the Secretary to the Board of Directors of the Corporation in writing, so that the notice is true and correct, in all material respects, as of the record date for the meeting (which update must be received by the Secretary to the Board of Directors not later than 10 days after the record date).
     Subdivision 5. In addition, if any of the foregoing information changes in any material respect from the date the notice is received through the date of the meeting, the shareholder shall promptly supplement such information to reflect such change by notice in writing to the Secretary to the Board of Directors at the Corporation’s principal executive offices.
     Subdivision 6. For purposes of this Section 1.13 and Section 2.14, “Associated Person” of any shareholder shall mean (i) any nominee proposed by such shareholder to serve on the

Corporation’s Board of Directors, (ii) any member of the immediate family of such shareholder or proposed nominee(s) sharing the same household with such shareholder or proposed nominee(s), (iii) any person controlling, controlled by, or under common control with, such shareholder or proposed nominee(s), (iv) any person acting in concert or as part of a group (within the meaning of the Exchange Act and the regulations promulgated thereunder) with such shareholder or proposed nominee(s), or (v) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such shareholder or proposed nominee(s).
     Subdivision 7. For purposes of this Section 1.13, “public announcement” means disclosure (i) when made in a press release reported by Dow Jones News Service, Associated Press or comparable national news service, (ii) when contained in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act, or (iii) when given as the notice of the meeting pursuant to Section 1.06.
     Subdivision 8. With respect to this Section 1.13, a shareholder must also comply with all applicable requirements of Minnesota law and the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 1.13.
     Subdivision 9. The presiding officer at such meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the procedures described in this Section 1.13 and, if the presiding officer so determines, any such business not properly brought before the meeting shall not be transacted.
     Subdivision 10. Notwithstanding anything to the contrary in this Section 1.13, this Section 1.13 does not apply to any shareholder proposal made pursuant to Rule 14a-8 promulgated under the Exchange Act. The requirements, procedures and notice deadlines of Rule 14a-8 shall govern any proposal made pursuant thereto.

     Section 2.14 Director Nominations. Subdivision 1. Only persons who are nominated in accordance with the procedures set forth in this Section 2.14 are eligible for election as Directors at a regular meeting of shareholders, unless otherwise provided in the articles of incorporation. Nominations of persons for election to the Board of Directors may be made at a regular meeting of shareholders (i) by or at the direction of the Board of Directors or (ii) by any shareholder entitled to vote for the election of Directors who complies with the procedures set forth in this Section 2.14.
     Subdivision 2. Nominations by shareholders must be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a shareholder’s notice of nominations to be made at a regular meeting must be received by the Secretary not less than 90 days prior to the first anniversary of the preceding year’s regular meeting. If, however, the date of the regular meeting is more than 30 days before or 60 days after such anniversary date, notice by a shareholder is timely only if so received not less than 90 days before the regular meeting or, if later, within 10 days after the first public announcement of the date of the regular meeting. Except to the extent otherwise required by law, the adjournment of a regular meeting will not commence a new time period for the giving of a shareholder’s notice as described above.
     Subdivision 3. A shareholder’s notice to the Corporation of nominations for a regular or special meeting of shareholders must set forth:
     A. as to each person whom the shareholder proposes to nominate for election or re-election as a Director: (1) the person’s name, (2) all information relating to the person that would be required to be disclosed in solicitations subject to Rule 14a-12(c) under the Exchange Act or that is required pursuant to any other provision of Regulation 14A or any other applicable regulation under the Exchange Act, and (3) the person’s written consent to be named in the proxy statement as a nominee and to serve as a Director if elected; and
     B. as to the shareholder giving the notice: (1) the name and address of such shareholder, as they appear on the Corporation’s books, and of any Associated Persons on whose behalf the nomination is made, (2) the information called for by Subdivision 4.D. of Section 1.13 hereof with respect to such shareholder and any such Associated Person, (3) a representation that the shareholder is a holder of record of shares of the Corporation entitled to vote for the election of Directors, will continue to be a holder of record of shares entitled to vote for the election of Directors through the date of the meeting, and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, and (4) a representation that the shareholder will update and supplement the notice to the Secretary to the Board of Directors of the Corporation in writing, so that the notice is true and correct, in all material respects, as of the record date for the meeting (which update must be received by the Secretary to the Board of Directors not later than 10 days after the record date).
     Subdivision 4. In addition, if any of the foregoing information changes in any material respect from the date the notice is received through the date of the meeting, the shareholder shall promptly supplement such information to reflect such change by notice in writing to the Secretary to the Board of Directors at the Corporation’s principal executive offices.
     Subdivision 5. For purposes of this Section 2.14, “public announcement” means disclosure (i) when made in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service, (ii) when contained in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act, or (iii) when given as the notice of the meeting pursuant to Section 1.06.
     Subdivision 6. With respect to this Section 2.14, a shareholder must also comply with all applicable requirements of Minnesota law and the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.14.
     Subdivision 7. The presiding officer at such meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed in this Section 2.14 and, if the presiding officer so determines, the defective nomination shall be disregarded.
     Subdivision 8. Notwithstanding anything to the contrary in this Section 2.14, if the Securities and Exchange Commission adopts final rules requiring in certain events the inclusion in the Corporation’s proxy materials of persons nominated by shareholders for election to the Board of Directors, then the requirements, procedures and notice deadlines of such final rules and not this Section 2.14 shall govern any nomination made pursuant to such final rules as if the Corporation had no advance-notice requirements for such nomination.